Exhibit 15.1

February 3, 2017

Aceto Corporation

Port Washington, New York

We are aware that Aceto Corporation and subsidiaries has incorporated by reference in its Registration Statements on Form S-3 (No. 333-207394) and Form S-8 (No. 333-209693, No. 333-187353, No. 333-174834, No. 333-149586, No. 333-90929, and No. 333-110653) our report dated February 3, 2017, relating to the Company’s unaudited interim consolidated financial statements appearing in its quarterly report on Form 10-Q for the quarter ended December 31, 2016. Pursuant to Regulation C under the Securities Act of 1933, that report is not considered a part of the registration statement prepared or certified by our firm or a report prepared or certified by our firm within the meaning of Sections 7 and 11 of the Act. It should be noted that we have not performed any procedures subsequent to February 3, 2017.

/s/ BDO USA, LLP

Melville, New York